Exhibit 10.28.1

INDUSTRIAL BUILDING LEASE

BETWEEN

ARI-SUGAR LAND, L.P.,

(“LANDLORD”)

AND

PHARMEDIUM SERVICES, LLC,

(“TENANT”)

DATE OF LEASE: OCTOBER 28, 2004

BUILDING

12620 W. AIRPORT BOULEVARD

SUGAR LAND, TEXAS 77478

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	LEASE GRANT	5

3.	COMMENCEMENT DATE/POSSESSION	5

4.	USE	6

5.	BASE RENT	7

6.	SECURITY DEPOSIT	8

7.	UTILITIES	8

8.	LEASEHOLD IMPROVEMENTS/TENANT’S PROPERTY	9

9.	SIGNAGE	10

10.	REPAIRS AND ALTERATIONS BY TENANT	10

11.	USE OF ELECTRICAL SERVICES BY TENANT	13

12.	ENTRY BY LANDLORD	13

13.	ASSIGNMENT AND SUBLETTING	14

14.	MECHANIC’S LIENS	16

15.	INSURANCE	16

16.	INDEMNITY	19

17.	DAMAGES FROM CERTAIN CAUSES	20

18.	CASUALTY DAMAGE	20

19.	CONDEMNATION	21

20.	HAZARDOUS SUBSTANCES	21

21.	AMERICANS WITH DISABILITIES ACT	23

22.	EVENTS OF DEFAULT	24

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23.	REMEDIES	25

24.	NO WAIVER	30

25.	PEACEFUL ENJOYMENT	31

26.	SUBSTITUTION	31

27.	HOLDING OVER	31

28.	SUBORDINATION TO MORTGAGE/ESTOPPEL CERTIFICATE	32

29.	NOTICE	33

30.	LANDLORD’S LIEN	33

31.	SURRENDER OF PREMISES	33

32.	RIGHTS RESERVED TO LANDLORD	34

33.	MISCELLANEOUS	35

34.	ENTIRE AGREEMENT	37

35.	LIMITATION OF LIABILITY	38

36.	WAIVER OF WARRANTY	38

37.	TAX PROTEST	39

EXHIBIT A – OUTLINE AND LOCATION OF PREMISES

EXHIBIT A-1 – LEGAL DESCRIPTION

EXHIBIT B – RULES AND REGULATIONS

EXHIBIT C – PAYMENT OF BASIC COSTS

EXHIBIT D – WORK LETTER

EXHIBIT E – ADDITIONAL PROVISIONS

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INDUSTRIAL BUILDING LEASE AGREEMENT

This Industrial Building Lease Agreement (the “Lease”), made and entered into as of the 28th day of October, 2004, by and between ARI-Sugar Land, L.P. (“Landlord”) and PharMedium Services, LLC, a Delaware limited liability company (“Tenant”).

WITNESSETH:

1. Definitions. The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

A. “Building” shall mean collectively the industrial buildings located upon the real property described in Exhibit A-1 attached hereto, which land is located in Sugar Land, County of Fort Bend, State of Texas, and which buildings are currently known as Sugar Land Business Center.

B. “Base Rent”: Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof. For the purposes of this Section 1.B., “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date.

PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENTS OF BASE RENT
4/1/05 —9/30/05	$00.00	$0.00
10/1/05 — 9/30/10	$134,424.84	$11,202.07
10/1/10 —9/30/15	$145,656.84	$12,138.07

The Base Rent due on October 1, 2005 shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof. The foregoing schedule assumes that the Commencement Date is April 1, 2005. In the event the Commencement Date is earlier than April 1, 2005, the foregoing schedule shall be adjusted so that the 4/1/05 date set forth above shall be amended to the actual Commencement Date and Tenant shall receive six (6) months of Base Rent at the rate of $00.00. After the expiration of said six (6) month period, Tenant shall commence paying Base Rent at the rate payable on October 1, 2005, and no adjustment shall be made to the 9/30/10, 10/1/10 and 9/30/15 dates in the foregoing schedule. For example, if the Commencement Date is March 18, 2005, Tenant shall commence payment of Base Rent on September 18, 2005 at the rate of $11,202.07 per month (with the Base Rent payable during the period of September 18, 2005 through September 30, 2005 prorated as set forth in Section 5 below), and Tenant shall continue to pay Base Rent at the rate of $11,202.07 per month until October 1, 2010, at which time Tenant shall pay Base Rent at the rate of $12,138.07 per month.

C. “Additional Rent”: shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.” The additional rent is comprised of the following components as further described on Exhibit “C” of this Lease document:

Tax	$1,366.00/mo.	Insurance	$351/mo.
CAM	$809/mo.

D. “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E. “Security Deposit” shall mean $13,728.00. The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

F. “Commencement Date,” “Lease Term,” and “Termination Date” shall have the meanings set forth in subsection 1.F.(1):

(1)	The “Lease Term” shall mean a period of approximately one hundred twenty-six (126) months commencing on the earlier of Tenant’s “move-into” the Premises or April 1, 2005 (but in no event earlier than February 1, 2005) (the “Commencement Date”) and, unless sooner terminated as provided herein, ending September 30, 2015 (the “Termination Date”). For purposes hereof, Tenant’s “move-into” the Premises shall be defined as Tenant’s placement of any personal property (including without limitation, any piece of office furniture, equipment or other personal property) in the Premises; provided however, that installation of equipment in the clean room (as shown on the Tenant’s Work Drawings) located in the Premises shall not be deemed to be Tenant’s move-into the Premises.

G. “Premises” shall mean the space located within the Building known as Building 1, located at 12620 West Airport Boulevard, Sugar Land, Texas and outlined on Exhibit A to this Lease.

H. “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s pro rata share of the square footage of the “Common Areas” and the “Service Areas” (as defined below). Subject to confirmation by Tenant’s architect using the same method of calculation of rentable area as Landlord’s architect, within fifteen (15) days after execution of this Lease, the Approximate Rentable Area in the Premises is 23,400 square feet.

I. The “Approximate Rentable Area in the Building” is 315,831 square feet. Within fifteen (15) days after the execution of this Lease, Tenant’s architect shall be entitled to review Landlord’s plans for the Building to confirm the Approximate Rentable Area in the Building, using Landlord’s architect’s method of calculating rentable area.

J. “Tenant’s Pro Rata Share” shall mean 7.41%, which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building.

K. “Permitted Use” shall mean pharmacy compounding and associated services.

L. Intentionally omitted.

M. “Guarantor(s)” shall mean any party that agrees in writing to guarantee Tenant’s obligations under the Lease. As of the date of this Lease there are no Guarantors.

N. “Broker” shall mean collectively, Transwestern Commercial Services, representing Landlord and Blackstone Partners L.P., representing Tenant.

O. “Building Manager” shall mean Transwestern Commercial Services or such other company as Landlord shall designate from time to time.

P. “Building Standard” shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

Q. “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

R. “Common Areas” shall mean those areas located within the Building or on the Property used for sidewalks, driveways, parking areas, landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

S. “Default Rate” shall mean the lower of (i) the Prime Rate or (ii) the Maximum Rate.

T. “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.

U. “Normal Business Hours” for the Building shall mean 6:00 a.m. to 5:00 p.m. Mondays through Fridays, exclusive of holidays.

V. “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.

W. “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

X. “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

Y. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

PharMedium Services, LLC

12620 W. Airport Boulevard, Suite 130

Sugar Land, Texas 77478

Attention: Facility Manager

with a copy to:

Mr. David Jonas

PharMedium Services, LLC

150 North Field Drive, Suite 350

Lake Forest, IL 60045

Landlord:

ARI-Sugar Land, L.P.

Transwestern Commercial Services

1900 West Loop South, Suite 1300

Houston, Texas 77027

Attn: Management Industrial Division

with a copy to:

Argus Realty Investors, LP

3700 Buffalo Speedway, Suite 205

Houston, Texas 77098

Attention: David Ho

Payments of Rent only shall be made payable to the order of:

Transwestern Commercial Services

at the following address:

1900 West Loop South, Suite 1300

Houston, Texas 77027

or such other name and address as Landlord shall, from time to time, designate.

2. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.

3. Commencement Date/Possession.

A. INTENTIONALLY OMITTED.

B. Landlord shall deliver the Premises to Tenant upon the execution and delivery of this Lease and Tenant’s payment of the Base Rent and Security Deposit payable concurrently with the execution of this Lease (such date of delivery, the “Delivery Date”). As of the Delivery Date, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition except for latent defects or conditions which cannot be discovered upon reasonable inspection and are reported to Landlord within one hundred eighty (180) days after the Commencement Date. EXCEPT AS SET FORTH IN THIS LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE

PREMISES ON THE COMMENCEMENT DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE PREMISES OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THIS LEASE.

C. Landlord shall deliver the Premises to Tenant with all mechanical, electrical, and plumbing equipment on the Premises, including, but not limited to the heating and air conditioning equipment and sprinkler system, in good working order and shall be responsible to see that the same are in good working order during the first six (6) months of the Lease Term.

D. Tenant shall be entitled to take possession of the Premises on the Delivery Date for the purpose of constructing the Tenant’s Work and upon completion thereof, of the purpose of operating Tenant’s business for the Permitted Use therein. Such possession prior to the Commencement Date shall be subject to all the terms and conditions of the Lease except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date. Tenant shall be responsible for all utilities for the Premises during such period.

4. Use. The Premises shall be used only for the Permitted Use. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing. Tenant shall not cause large trucks or other large vehicles to be parked in any area on the Property or on the adjacent public streets except for the loading dock(s) adjacent to the Premises. Temporary parking of large delivery vehicles on the Property may be permitted by the rules and regulations established by Landlord. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Overnight parking of vehicles shall be prohibited without Landlord’s prior written consent. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to continuously occupy the Premises. Landlord shall be responsible to see that the Common Areas comply with (i) all restrictions and easements applicable to the Common Areas, and (ii) all applicable federal, state, municipal, and other laws, ordinances, rules and regulations of any governmental authority applicable thereto.

5. Base Rent.

A. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request), all of which hereinafter may be collectively called “Rent.” In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand, provided that such Rent shall not be considered past due until the seventh day after the first day of the month. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

B. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a “Late Charge” equal to one and one-half percent (1.5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord for each month that such amount is not paid.

C. The Additional Rent payable hereunder shall be adjusted from time -to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes. Notwithstanding anything to the contrary set forth herein, Tenant shall not be required to pay Tenant’s Pro Rata Share of Basic Costs until the first day of the seventh month following the Commencement Date.

6. Security Deposit. The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease including but not limited to those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within thirty (30) days thereafter. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Utilities. Landlord agrees to provide water, gas and electricity service connections to the Building. Tenant shall pay to bring such utilities to the Premises and for all water, gas, if applicable, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance changes for utilities, as well as shall furnish all electric light bulbs and tubes. To the extent possible, all utility services will be separately metered to the Premises and placed in Tenant’s name. If it is not possible to place a utility service on a separate meter in Tenant’s name, then all costs associated with the provision of such utility service to the Premises will, at Landlord’s option, either: (a) be billed directly by Landlord to Tenant and paid by Tenant within 30 days after receipt of such billing; or (b) included as part of Basic Costs and paid by Tenant in accordance with the provisions of Exhibit C attached hereto. The failure by Landlord to any extent to furnish, or the interruption or termination of utilities in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements alterations or any other cause shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor, except as set forth herein, give rise to an abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Notwithstanding anything to the contrary contained in this Section 7, if (i) Landlord is the sole and direct cause of any interruption of water, gas or electricity to the Premises which continues for five (5) consecutive business days, (ii) the restoration of such service is reasonably within the control of Landlord, (iii) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use all or a material portion of the Premises in the normal course of its business), and (iv) Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rental and Additional Rent payable with respect to such portion of the Premises which is untenantable during the period beginning on the sixth (6th) consecutive business day of such interruption and ending on the day when the service in question has been restored. In the event any such interruption of utilities is caused by Landlord, Landlord shall use its best efforts (including payment of overtime) to restore such utilities as soon as possible. In the event any such interruption of utilities is the result of an event of “Force Majeure” (as defined below), Landlord shall use reasonable efforts as may be necessary to see that all utilities are restored in a timely manner, provided that Tenant shall not be entitled to any rent abatement during the time that such failure or cessation continues.

8. Leasehold Improvements/Tenant’s Property. All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within fifteen (15) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a “move in” condition reasonable wear and tear excepted. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.

9. Signage. Landlord shall provide and install, at Tenant’s cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent. In addition, Landlord will list Tenant’s name in the Building’s directory, if any.

10. Repairs and Alterations by Tenant.

A. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant’s use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8 above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees. Tenant shall be responsible for repair, maintenance and replacement, if necessary, of the HVAC system and equipment serving the Premises. All such repairs, replacements or alterations shall be performed in accordance with Section 10.B. below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. Tenant shall, at its own costs and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or exclusively serving the Premises. The maintenance contractor and the contract must be approved by Landlord, which approval shall not be unreasonably withheld. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Premises and provide for service not less than a quarterly basis. At least 14 days before the end of the Lease Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC system are then in good repair and working order. Tenant shall, at Tenant’s sole cost and expense, provide janitorial service to the Premises and contract for trash removal and pest control for the Premises. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at its option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administration charge in an amount equal to five percent (5%) of the cost of such repairs. Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building, including structural exterior walls, foundation and roof; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including but not limited to, the ceilings, walls and floors in the Common Areas. Notwithstanding any other provision hereof, if Landlord fails to perform its maintenance and repair obligations hereunder and if (i) the lack of such maintenance and repair by Landlord materially impairs Tenant’s use of or access to the Premises, (ii) the need for such maintenance and repair is not caused by Tenant or Tenant’s contractors, agents, employees, customers, licensees or invitees, and (iii) Landlord fails to make any required repairs within fourteen (14) days after the receipt of Tenant’s written notice or, in the event the nature of Landlord’s obligation is such that more than fourteen (14) days are required for its performance and Landlord fails to commence performance within the fourteen (14) day period and thereafter diligently pursue the completion of same using commercially reasonable efforts, Tenant may, at its option, make such repair or replacement on Landlord’s behalf and recover from Landlord Tenant’s reasonable out-of-pocket costs and expenses in connection with the exercise of such right; provided that if the repair or replacement affects any portion of the Building which is the subject of any warranty or maintenance/service agreement (such as, without limitation, the roof), Tenant shall use Landlord’s designated contractor for such repair and/or replacement so as not to impair or invalidate the warranty or maintenance/service agreement. In the case of any damage to such components or systems caused by Tenant or Tenant’s agents, employees, contractors, customers, licensees or invitees, the cost to repair the same shall be paid for by Tenant.

B. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall be entitled to perform alterations, additions or improvements costing less than $25,000 without Landlord’s prior consent provided that the same does not affect the structural integrity or the exterior of the Building. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15 hereof; and a payment bond or other security, all in form and amount satisfactory to Landlord. If Landlord does not respond to Tenant’s request for consent within ten (10) business days based upon the documents so provided, Landlord shall be deemed to have consented to the work. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies Landlord may require, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand for all reasonable sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

11. Use of Electrical Services by Tenant.

A. Landlord shall have the right at any time and from time-to-time during the Lease Term to contract at market rates for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or, except as provided in Section 7 of this Lease, entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

B. Tenant’s use of electrical services shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. The electricity to the Building is 1200 amp, 480v, 3-phase power. Tenant shall be able to connect to the Premises from the Building electrical supply electrical power up to 1000 amp/480 volt/3phase. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.

12. Entry by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises during Normal Business Hours to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (9) nine months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems reasonably necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises. Except as set forth below, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally to Tenant’s facility manager or his/her assignees or designees (“Tenant Representative”). In the event of an “emergency”, Landlord may enter the Premises without notice to the Tenant Representative if, after using reasonable efforts, is unable to make contact with a Tenant Representative, provided that except in the event of an emergency, Landlord shall not be entitled to enter any area designated as secure by Tenant unless accompanied by the Tenant Representative. Tenant agrees to make the Tenant Representative available when entry is desired by Landlord. Tenant shall only designate up to 7,500 square feet of rentable area of the Premises as “secure” and such areas shall be those areas that Tenant is required by applicable law to limit access. For purposes of this section, an emergency shall be defined as an event or series of events which is likely to cause imminent harm to persons or property. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof; provided that Landlord agrees that except in the event of an emergency, Landlord shall comply with Tenant’s policies and procedures concerning product and personal safety, sterility, regulatory compliance and protection of trade secrets during any such entry.

13. Assignment and Subletting.

A. Except in connection with a Permitted Transfer (defined in Section 13.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent with respect to an assignment or sublease shall not be unreasonably withheld. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (2) the proposed transferee is a governmental agency or occupant of the Building; (3) Tenant is in default beyond any applicable notice and cure period; or (4) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s). In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B. If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: consent or reasonably refuse consent to the Transfer in writing. If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) day period after the later of the date Landlord is notified in writing of the proposed Transfer or the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have consented to such Transfer. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer. In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer or Permitted Transfer.

C. Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Lease Term covered by the Transfer, less the reasonable actual out-of-pocket costs incurred by Tenant in connection with any assignment and subletting, within ten (10) days following receipt thereof by Tenant. If Tenant is in Monetary Default (defined in Section 22 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

D. INTENTIONALLY OMITTED.

E. Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

14. Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22 hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15. Insurance.

A. Landlord shall maintain property insurance on the Building and the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant), in an amount equal to the full replacement cost thereof, and Landlord shall maintain liability insurance in commercially reasonable amounts with a contractual indemnity endorsement. The cost of such insurance shall be included as a part of the Basic Costs and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

B. Tenant shall maintain at its expense, (i) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant’s Property located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $1,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term “personal injury” as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $1,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence. Tenant’s insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord prior to the modification, cancellation or expiration of such insurance policies and will use its best efforts to so notify Landlord at least thirty (30) prior to any such event. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder). The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of five percent (5%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

C. The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or that is otherwise acceptable to the respective parties, and admitted to engage in the business of insurance in the state in which the Building is located. Tenant’s insurance shall be primary insurance for all claims under all insurance required to be carried by Tenant hereunder and shall provide that any insurance carried by Landlord and

Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance required to be carried by Tenant hereunder, and provide that such insurance may not be cancelled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, before the expiration date of any policy and upon the renewal of any policy. Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant’s policies in excess of $50,000. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

D. If Tenant’s business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for any insurance policy carried by Landlord, Tenant will, within ten (10) days after receipt of notice from Landlord, reimburse Landlord for the entire increase.

E. Notwithstanding anything herein to the contrary, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto, EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF THE LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or on the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, is leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant pursuant to a worker’s compensation policy, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease. Notwithstanding anything to the contrary herein, Tenant shall not be liable to the Landlord or any insurance company (by way of subrogation or otherwise) insuring the Landlord pursuant to a worker’s compensation policy, even though such loss or damage might have been occasioned by the negligence of Tenant, its agents or employees, if any such loss or damage was required to be covered by insurance pursuant to this Lease.

16. Indemnity. To the extent not expressly prohibited by law, Landlord and Tenant each (in either case, the “Indemnitor”) agree to hold harmless and indemnify the other and the other’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the “Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Indemnitees, including without limitation reasonable attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties, other than the Indemnitees, that may arise from the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners or employees. Such third parties shall not be deemed third party beneficiaries of this Lease. If any action, suit or proceeding is brought against any of the Indemnitees by reason of the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners or employees, then Indemnitor will, at Indemnitor’s expense and at the option of said Indemnitees, by counsel reasonably approved by said Indemnitees, resist and defend such action, suit or proceeding. In addition, to the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and Landlord’s Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or Landlord’s Indemnitees, including reasonable attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties (other than Landlord’s Indemnitees) that may arise from any act or occurrence in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Indemnitees.

17. Damages from Certain Causes. To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

18. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in the reasonable opinion of a licensed engineer or architect engaged by Landlord, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and the improvements in the Premises Landlord is required to insure hereunder, to substantially the same condition in which it was immediately prior to the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant’s reoccupancy of the Premises. Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.

19. Condemnation. If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an industrial building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

20. Hazardous Substances.

A. Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the

Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et. seq., or the Clean Air Act, 42 U.S.C. §7401 et. seq., or any similar state law or local ordinance.

B. Tenant agrees to indemnify and hold Landlord’s Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or covenant contained in Section 20.A. above.

C. Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

D. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

(1)	Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant if the Premises to a governmental or regulatory agency;

(2)	Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3)	Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property;

(4)	Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5)	Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

E. As used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

F. Landlord has provided Tenant with a copy of the executive summary that certain Phase I Environmental Site Assessment for Argus Realty Advisors, L.P. performed February 11, 2002 by Project Resources, Inc. as PRI Project #87255.012 covering the Property (the “Phase I Report”). Landlord represents that except as otherwise set forth in the Phase I Report, Landlord has no knowledge of any hazardous or toxic substances on the Property that would constitute a violation of any Environmental Laws.

21. Americans with Disabilities Act.

A. Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990) (“ADA”) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under of such acts by virtue of Tenant’s operations and/or occupancy, including the alleged negligence of the Landlord. Tenant acknowledges that it will be wholly responsible for any provision of the Lease which could arguably be construed as authorizing a violation of the ADA. Any such provision shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance.

B. Landlord shall be responsible to see that the Common Areas of the Property comply with all applicable requirements of the ADA.

22. Events of Default.

A. The following events shall be deemed to be “Events of Default” under this Lease:

(1)	Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a “Monetary Default”), provided that Landlord has given Tenant written notice of such failure and Tenant has not made payment within five (5) days after receipt of such notice. Landlord’s requirement to provide notice shall be limited to three (3) times per calendar year and if Tenant fails to pay any amount when due hereunder more than three (3) times in any calendar year, the fourth failure shall be an automatic Event of Default without any additional notice from Landlord.

(2)	Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

(3)	Any failure by Tenant to observe or perform any of the covenants with respect to (a) mechanic’s liens set forth in Section 14, or (b) insurance set forth in Section 15.

(4)	Tenant or any Guarantor shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)	A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6)	The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7)	Tenant shall abandon the Premises.

(8)	INTENTIONALLY OMITTED

(9)	The liquidation, termination, dissolution, or forfeiture of right to do business, which forfeiture shall not be cured within thirty (30) days of notice thereof by the proper governmental authority.

23. Remedies.

A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1)	Landlord may cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise;

(2)	Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)	Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)	Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

To the extent permitted by applicable law, Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.

B. If Landlord exercises either of the remedies provided in Section 23.A. (2) or 23.A. (3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and thereupon Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

In order to regain possession of the Premises and to deny Tenant access thereto upon the occurrence of an Event of Default (after expiration of all notice and cure periods), Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant and Landlord shall have no obligation to provide Tenant a key to new locks installed in the Premises or grant Tenant access to the Premises. Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof. Tenant acknowledges that the provisions of this subparagraph of this Lease supersedes the Texas Property Code.

C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D. If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of an eight percent (8%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

E. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1)	Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and non-appealable legal right to relet the Premises free of any claim of Tenant;

(2)	Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

(3)	Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(4)	Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii)	adversely affect the reputation of the Building; or

(iii)	be incompatible with the operation of the Building as an industrial building;

(5)	Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

(6)	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i)	Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii)	Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

F. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

G. Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

H. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

I. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

J. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.

24. No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

25. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

26. Substitution. Intentionally omitted.

27. Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to the Additional Rent, plus the following Base Rent (the “Holdover Base Rent”): (a) if Landlord does not have a tenant ready, willing and able take possession of the Premises, the Holdover Base Rent shall be 100% of the Base Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant for the first holdover month, 125% of the applicable Base Rent for the second and third holdover months and 200% of the applicable Base Rent for each holdover month thereafter; or (b) if Landlord does have a tenant ready, willing and able take possession of the Premises, the Holdover Base Rent shall be 150% of the Base Rent which would have been applicable had the Lease Term continued during such hold over period. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant; provided that Tenant shall not be liable to Landlord for consequential damages arising from Tenant’s holdover unless (i) Landlord gives written notice (the “Vacancy Notice”) to Tenant after the date Tenant’s right to renew the Lease pursuant to Exhibit E has occurred stating (x) that Landlord has entered into a letter of intent, letter or memorandum of understanding or another similar instrument with a proposed tenant or a third party has accepted a proposal made by Landlord to lease all or part of the Premises and (y) the date Landlord requires Tenant to vacate the Premises (the “Vacancy Date”), which date shall be the later of thirty (30) days after Tenant’s receipt of the Vacancy Notice and the expiration date of this Lease, and (ii) Tenant fails to vacate the Premises on or before the Vacancy Date.

28. Subordination to Mortgage/Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

29. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y. of this Lease. When so mailed, the notice shall be deemed to have been given three (3) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section 1.Y. of this Lease may be changed from time to time by giving written notice thereof to the other party.

30. Landlord’s Lien. Intentionally Omitted.

31. Surrender of Premises. Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.” Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within ten (10) days after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenant’s Property from the Premises or storage, as the case may be, within thirty (30) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32. Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice except as otherwise provided in this Leas; and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building, provided that if the change is a voluntary change by Landlord (and not a change required by any applicable governmental authority), Landlord shall pay for the reasonable printing costs of any business cards, brochures or other stationary on hand (not to exceed three (3) months’ supply) required as a result of the name or address change; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law, (5) subject to Section 12 of this Lease, to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) intentionally omitted; (7) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is necessary to do so to minimize the risk of injuries or death to persons or damage to property; ((9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property provided that any such change shall not interfere with Tenant’s use of the Premises; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same, provided that any such change shall not interfere with Tenant’s use of the Premises; (11) and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building consistent with the character and prestige of the Building, provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.

33. Miscellaneous.

A. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B. Tenant agrees not to record this Lease or any short form or memorandum hereof.

C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D. Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant and Landlord, time is of the essence of this Lease.

F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G. Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Broker on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I. The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.

J. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

K. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

L. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required.

M. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part hereof.

O. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.

P. Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and Additional Rent payments by Tenant (including without limitation, Section 5 of this Lease and Exhibit C attached hereto) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

34. Entire Agreement. This Lease, including the following Exhibits:

Exhibit A – Outline and Location of Premises

Exhibit A-1 – Legal Description

Exhibit B – Rules and Regulations

Exhibit C – Payment of Basic Costs

Exhibit D – Work Letter

Exhibit E – Additional Provisions

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT LANDLORD HAS NOT MADE AND IS NOT MAKING, AND TENANT, IN EXECUTING AND DELIVERING THIS LEASE, IS NOT RELYING UPON, ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS LEASE. ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE HAD BETWEEN THE PARTIES ARE MERGED IN THIS LEASE WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE AGREEMENT OF THE PARTIES, NEITHER PARTY RELYING UP ON ANY STATEMENT OR REPRESENTATION NOT EMBODIED IN THIS LEASE. This Lease may be modified only be a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35. Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION. TENANT HEREBY AGREES THAT TENANT’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREINAFTER REQUIRED. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

36. Waiver of Warranty. EXCEPT AS SET FORTH IN THIS LEASE, LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS, MAKE NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, BUILDING OR THE PREMISES OR ITS CONDITION. EXCEPT AS

SET FORTH IN THIS LEASE, NO WARRANTY OF MATERIALS, WORKMANSHIP OR APPLIANCES HAS BEEN MADE OR IS EXPRESSED OR IMPLIED BY THIS LEASE. EXCEPT AS SET FORTH IN THIS LEASE, LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY OF HABITABILITY, GOOD AND WORKMANLIKE CONSTRUCTION, SUITABILITY, OF DESIGN OR FITNESS FOR A PARTICULAR PURPOSE AND EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY AS TO THE ENVIRONMENT CONDITION OF THE PROPERTY, BUILDING OR PREMISES AND THE PRESENCE OR CONTAMINATION BY HAZARDOUS MATERIALS. EXCEPT AS SET FORTH IN THIS LEASE, TENANT IS NOT RELYING ON ANY REPRESENTATIONS BY LANDLORD OR LANDLORD’S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS.

37. Tax Protest. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

Signature Page to Follow

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

ARI-SUGAR LAND, L.P.

By:	/s/ David Ho
Name:	David Ho
Title:	Authorized Signer, ARI Realty, Inc.,
as agent for ARI-Sugar Land, L.P.

TENANT:

PHARMEDIUM SERVICES, LLC., a
Delaware limited liability company

By:	/s/ David Jonas
Name:	David Jonas
Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between ARI-Sugar Land, L.P. (“Landlord”) and PharMedium Services, LLC (“Tenant”) for space in the Building located at 12620 W. Airport Boulevard, Sugar Land, Texas 77478.

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EXHIBIT A-1

LEGAL DESCRIPTION

This Exhibit is attached to and made a part of the Lease by and between ARI-Sugar Land, L.P. (“Landlord”) and PharMedium Services, LLC (“Tenant”) for space in the Building located at 12620 W. Airport Boulevard, Sugar Land, Texas 77478.

Being a 17.7726 acre tract of land located in the Brown and Belknap League Abstract 15, in Fort Bend County, Texas; said 17.7726 acre tract being all of Commercial Reserve “A” of Sugar Land Distribution Center Commercial Reserve “A”, a call 17.7726 acre subdivision recorded in Slide No. 1670A of the Plat Records of Fort Bend County (F.B.C.P.R.); said 17.7726 acre tract being more particularly described by metes and bounds as follows (all bearings are referenced to the plat of The Lakes on West Airport Section Two as recorded in Slide No. 1097A of the F.B.C.P.R.):

Commencing at 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found for the northeast corner of said The Lakes at West Airport Section Two, said iron rod also being on the west line of said Commercial Reserve “A”;

Thence, with said west line, 28.65 feet along the arc of a curve to the right, said curve having a central angle of 01 deg. 55 min. 53 sec., a radius of 850.00 feet and a chord that bears North 03 deg. 37 min. 11 sec. West, a distance of 28.65 feet to a “PK” nail found in asphalt for the POINT OF BEGINNING of the herein described tract;

1.	Thence, with the west line of aforesaid Commercial Reserve “A”, North 02 deg. 39 min. 14 sec. West, a distance of 930.19 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found for the northwest corner of said Commercial Reserve “A”, said iron rod being on the south line of a call 29.26 acre tract recorded in the name of Alston Road Investors as recorded in Volume 2532, Page 2278 of the Official Records of Fort Bend County (O.R.F.B.C.);

2.	Thence, with the common line of said Commercial Reserve “A” and said 29.26 acre tract, North 75 deg. 33 min. 29 sec. East, at a distance of 564.06 feet passing a 5/8-inch iron rod found for the southeast corner of said 29.26 acre tract, same being the southwest corner of a call 49.81 acre tract recorded in the name of Agnello Family Partnership in Volume 2722, Page 922 of the O.R.F.B.C., in all a total distance of 656.85 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found;

A-1-1

3.	Thence, leaving said common line and continuing with the east line of said Commercial Reserve “A”, South 02 deg. 39 min 14 sec. East, a distance of 1161.61 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC RPLS 4416” found for the southeast corner of said Commercial Reserve “A”, said iron rod being on the northerly Right-Of-Way (R.O.W.) line of West Airport Boulevard (100-foot width) as recorded in Slide No. 424B of the F.B.C.P.R. Thence, continuing with the common line of said Commercial Reserve “A” and said R.O.W. line, the following two (2) courses:

4.	480.96 feet along the arc of a curve to the left, said curve having a central angle of 13 deg. 26 min. 33 sec., a radius of 2050.00 feet and a chord that bears South 65 deg. 44 min. 57 sec. West, a distance of 479.86 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found;

5.	South 59 deg. 01 min. 40 sec. West, a distance of 117.31 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found for the southeast end of a cut-back at the intersection of the northerly R.O.W. line of said West Airport Boulevard with the easterly R.O.W. line of Lake Park Drive (width varies) as recorded in Slide No. 1097A of the F.B.C.P.R.;

6.	Thence, with said cut-back line, North 73 deg. 13 min. 55 sec. West, a distance of 33.62 feet to a 5/8-inch iron rod with plastic cap stamped “COSTELLO INC. RPLS 4416” found for the northwest end of said cut-back line, same being on the east R.O.W. line of said Lake Paik Drive;

7.	Thence, with the easterly R.O.W. line of said Lake Park Drive and the west line of aforesaid Commercial Reserve “A”, 326.27 feet along the arc of a curve to the right, said curve having a central angle of 21 deg. 59 min. 35 sec., a radius of 850.00 feet and a chord that bears North 13 deg. 39 min. 01 sec. West, a distance of 324.27 feet to the POINT OF BEGINNING and containing 17.7726 acres of land.

A-1-2

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto and shall be applicable to all tenants in the Building and Property. Landlord agrees that it will not discriminate against Tenant in enforcement of the Rules and Regulations.

1.	Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

2.	Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3.	Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4.	A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

5.	Tenant shall refer all contractors, contractors representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls outside the Premises shall be adjusted only by Building personnel.

6.	All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

7.	Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

8.	Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

9.	Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

10.	Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

11.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

12.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building.

13.	Tenant shall utilize termite and pest extermination services reasonably acceptable to Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

14.	To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’s sole discretion.

15.	Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

16.	Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

17.	Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises in a manner which will not interfere with the rights of other tenants in the Building.

18.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

20.	Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as “no smoking” areas and to designate the entire Building and the Property as a “no smoking” area.

EXHIBIT C

PAYMENT OF BASIC COSTS

This Exhibit is attached to and made a part of the Lease by and between ARI-Sugar Land, L.P. (“Landlord”) and PharMedium Services, LLC (“Tenant”) for space in the Building located at 12620 W. Airport Boulevard, Sugar Land, Texas 77478.

A. During each calendar year, or portion thereof, falling within the Lease Term commencing the first day of the seventh month following the Commencement Date, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of Basic Costs (as defined below) for the applicable calendar year. Prior to January 1, but in no event more than 150 days after January 1, of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof. Commencing the first day of the seventh month following the Commencement Date, on or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of Basic Costs. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statement therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Base Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment upon demand. Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below, when actual Basic Costs are determined for such calendar year.

B. As soon as is practical, but not more than 150 days, following the end calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s actual Pro Rata Share of Basic Costs for such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Base Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

C. Basic Costs shall mean all direct and indirect cost, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:

(1)	All reasonable labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits, provided that labor costs for positions above that of property manager shall not be included in Basic Costs.

(2)	All management fees at market rates, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property.

(3)	All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

(4)	All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment of the Building and the garage. At Landlord’s option, major repair items may be amortized over a period of up to five (5) years or largest period permitted.

(5)	All premiums and deductibles paid by Landlord for fire, flood and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable industrial buildings or required to be carried by Landlord’s mortgagee.

(6)	Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible.

(7)	“Taxes”, which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or Property, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(8)	All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

(9)	Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

(10)	Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(11)

The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or

(b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier. The cost of such capital improvements shall be amortized over a period of five (5) years, or longer (at Landlord’s option), and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

(12)	Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class industrial building, would be construed as an operating expense.

D. Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property. Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord. Capital improvements are more specifically defined as:

(1)	Costs incurred in connection with the original construction of the Property or with any major changes to same, including but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(2)	Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

(3)	Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

E. If the Building and the other buildings Landlord operates in conjunction therewith are not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar of the Lease term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings during such year.

F. Notwithstanding the foregoing, landlord agrees that for the purpose of determining Tenant’s Pro Rata Share of Basic Costs payable hereunder, Basic Costs (exclusive of the Non-Controllable Basic Costs, as hereinafter defined) shall not increase by more than 7% per calendar year on a compounding and cumulative basis over the course of the Lease Term. In other words, Basic Costs (exclusive of Non-Controllable Basic Costs) for the second calendar year of the Lease Term shall not exceed 107% of the Basic Costs (exclusive of Non-Controllable Basic Costs) for the first calendar year of the Lease Term. Basic Costs (exclusive of Non-Controllable Basic Costs) for the third calendar year of the Lease Term shall not exceed 107% of the limit on Basic Costs (exclusive of Non-Controllable Basic Costs) for the second calendar year of the Lease Term, etc. By way of illustration, if Basic Costs (exclusive of Non-Controllable Basic Costs) were $1.00 per rentable square foot for the first calendar year of the Lease Term, then Basic Costs (exclusive of Non-Controllable Basic Costs) for the second calendar year of the Lease Term shall not exceed $1.07 per rentable square foot, and Basic Costs (exclusive of Non-Controllable Basic Costs) for the third calendar year of the Lease Term shall not exceed $1.15 per rentable square foot. It is understood and agreed that there shall be no cap on Non-Controllable Basic Costs, which are hereby defined to mean all common area utility expenses, insurance premiums, and real estate taxes.

G. Tenant shall the right, once per calendar year, upon thirty (30) days prior written notice, to audit at Tenant’s sole cost and expense (except as set forth below), Landlord’s books and records to verify the accuracy of the amount of Controllable Basic Costs provided by Landlord to Tenant for the previous calendar year. Upon conclusion of the audit, the Controllable Basic Costs for the applicable calendar year shall be adjusted. In the event the Basic Costs as shown by the audit exceeds 110% of the Basic Costs provided by Landlord to Tenant, Landlord shall pay the costs of the audit. The right to audit Controllable Basic Costs for any calendar year shall expire one year from the last day of the calendar year to be audited. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Basic Costs unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between ARI-Sugar Land, L.P. (“Landlord”) and PharMedium Services, LLC (“Tenant”) for space in the Building located at 12620 W. Airport Boulevard, Sugar Land, Texas 77478.

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s occupancy. All improvements described in this Work Letter to be constructed in and upon the Premises by Tenant are hereinafter referred to as the “Tenant’s Work.” Tenant’s Work shall include installation of the demising wall to demise the Premises from the adjacent space as shown on Exhibit D-2 attached hereto. Landlord hereby consents to the completion of the Tenant’s Work in accordance with the layout drawings attached hereto as Exhibit D-1 (“Tenant’s Work Drawings”). Tenant shall be responsible for all costs of Tenant’s Work. Tenant shall enter into a direct contract for the Tenant’s Work with a general contractor selected by Tenant, and approved by Landlord, as set forth below.

2.

Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Tenant’s Work in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 10.B of the Lease, including, without limitation, approval by Landlord of (a) the contractors to be retained by Tenant to perform such Tenant’s Work, and (b) the insurance coverage obtained by Tenant and its contractors in connection with the Tenant’s Work. Tenant shall be responsible for all elements of the plans for the Tenant’s Work (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of such plans shall in no event relieve Tenant of the responsibility therefor. Landlord shall notify Tenant of its approval or disapproval (with specific reasons therefor) of any proposed general contractor within three (3) business days after Tenant’s request of such approval. Landlord hereby approves the following general contractors to perform the Tenant’s Work and the insurance maintained by such contractors: Horizon Builders, Windborne Construction, OS Interiors, D.E Harvey Builders, Vaughn Construction Co., and W.S. Bellows Construction Corp. Provided that such contractors maintain $1,000,000.00 in general liability insurance, the following clean room contractors/installers are approved by Landlord: Lasco Services and KTEC Cleanroom Systems. Landlord’s approval of the contractors to perform the Tenant’s Work shall not be unreasonably withheld. Landlord’s approval of the general contractor to perform the Tenant’s Work shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required by Landlord, (iii) does not have the ability to be bonded for the work in an amount satisfactory to Landlord, or (iv) is not licensed as a contractor in the state and municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

3.	Space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for the Tenant’s Work shall be prepared at Tenant’s sole cost and expense. The space planning, architectural and mechanical drawings are collectively referred to herein as the “Plans”. The Plans shall be prepared in accordance with the Tenant’s Work Drawings.

4.	Upon execution of this Lease, Tenant shall arrange for the preparation of the Plans. The Plans and the Tenant’s Work shall comply with all applicable laws and shall conform to the current Building standards with respect to any work affecting the exterior walls of the Building or the roof of the Building. Tenant’s high voltage primary electrical service shall be located on a perimeter tiltwall on the east side of the Building and all exterior modifications to the Building must match the existing exterior of the Building (for example, any new exterior doors shall be consistent in style and color with existing exterior doors). The electrical panel for the Building is located on the exterior of the east building tiltwall behind the Premises. Further, the Tenant’s Work shall not adversely affect the structure of the Building or the Building systems. The Plans must be approved and stamped by a structural engineer and any HVAC units or other equipment located on the roof of the Building must not be visible from the street. Tenant shall include Landlord in the Plan preparation process and require Tenant’s architect to simultaneously deliver to Landlord a copy of each set of plans delivered to Tenant. Landlord shall have an opportunity to comment on the proposed Plans as the same are prepared and delivered to Landlord and Tenant agrees to work together with Landlord in good faith to resolve any concerns raised by Landlord in connection with the Plans. Tenant shall obtain all permits necessary for completion of the Tenant’s Work.

5.

Tenant shall cause the Tenant’s Work to be constructed in accordance with the Plans and shall use reasonable efforts to cause the Tenant’s Work to be substantially complete by the Commencement Date. Tenant shall notify Landlord of substantial completion of the Tenant’s Work. Landlord shall not charge a construction management or administration fee in connection with the Tenant’s Work. Upon completion of the Tenant’s Work, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Tenant’s Work, (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved Plans, and in accordance with applicable laws, codes and ordinances, and (6) a certificate of occupancy for the Premises.

6.	In the event of a conflict between the terms of this Exhibit D and Section 10.B of the Lease, with respect to the Tenant’s Work only, the terms of this Exhibit D shall control. This Exhibit D shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between ARI-Sugar Land, L.P. (“Landlord’) and PharMedium Services, LLC (“Tenant”) for space in the Building located at 12620 W. Airport Boulevard, Sugar Land, Texas 77478.

I. Parking.

A. During the Lease Term, Tenant shall have the right to use, in common with other tenants of the Property, surface parking spaces located on the Property based on the ratio of two (2) parking spaces per 1,000 square feet of Rentable Area in the Premises, subject to such rules and regulations that Landlord may from time to time promulgate, and (ii) to right of ingress and egress of other tenants and their employees and invitees. If in the reasonable opinion of Landlord, Tenant and/or its employees, agents, visitors or customers are using more parking spaces than Tenant is entitled to based on the above-described ratio, Tenant shall immediately upon written notice from Landlord cause its employees, agents, visitors or customers to use only the number of parking spaces allocated to Tenant, and in the event Tenant or its employees, agents, visitors or customers continue to use more parking spaces than Tenant is entitled to use after Tenant’s receipt of such written notice, an Event of Default shall be deemed to have occurred under the Lease. Tenant agrees to cooperate with Landlord in Landlord’s management of the surface parking at the Property, including without limitation, providing the license plate numbers of Tenant’s employees parking on the Property and/or the use of parking stickers. Tenant’s parking, other than for the loading dock(s) adjacent to the Premises, shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles.

B. Landlord shall not be responsible for any loss, theft or damage to any articles left in any vehicle while in or being driven to or from the parking area however caused unless due to gross negligence of Landlord, its agents, servants or employees.

C. Landlord may designate the area in the parking area within which each vehicle may be parked and may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the parking area, and Tenant agrees to abide by such rules and regulations. Overnight parking shall be restricted to Tenant’s business vehicles parked in Tenant’s designated loading spaces in the truck court or loading area, unless otherwise approved by Landlord. To the extent permitted by applicable law, vehicles parking in violation of this Exhibit or the rules and regulations applicable to parking may be towed at the vehicle owner’s sole cost and expense.

II. Right of First Refusal.

A. Tenant shall have an on-going right of first refusal with respect to any space contiguous to the Premises (the “Refusal Space”), which right of first refusal shall be exercised as follows: when Landlord has a prospective tenant other than the existing tenant (“Prospect”) interested in leasing all or any portion of the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease all but not less than all of the Refusal Space identified in the Advice, under such terms, by providing Landlord with written notice of exercise (“Notice of Exercise”) within ten (10) days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

1. Tenant is in default under the Lease at the time Landlord would otherwise deliver the Advice; or

2. the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; or

3. the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice; or

4. the Refusal Space is not intended for the exclusive use of Tenant during the Lease Term; or

5. the Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

B. The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice (including, without limitation, the expiration date set forth in the Advice) shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Refusal Space. The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space.

C. The rights of Tenant hereunder with respect to the Refusal Space identified in the Advice shall terminate on the earlier to occur of (i) Tenant’s failure to exercise its Right of First Refusal within the ten (10) day period provided in paragraph A above, and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in paragraph A above. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Right of First Refusal, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in paragraph A above, and (ii) Landlord does not enter into a lease for the Refusal Space with the Prospect or any other prospect within a period of six (6) months following the date of the Advice, Tenant shall once again have a Right of First Refusal with respect to such Refusal Space.

D. If Tenant exercises its Right of First Refusal with respect to any portion of the Refusal Space, Landlord and Tenant shall execute an amendment adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Area of the Premises, Tenant’s Pro Rata Share and other appropriate terms.

E. Landlord represents and warrants that Tenant’s Right of First Refusal is not subject and subordinate to the rights of any third parties as of the date of the Lease with respect to the space contiguous to the Premises existing on the date of the Lease.

F. The Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Refusal Space to Tenant, but abatement of the Base Rent attributable to the Refusal Space from the date of Tenant’s acceptance of Landlord’s offer with respect to the Refusal Space to the date of actual delivery of the Refusal Space, shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the Refusal Space not being delivered on the date for delivery set forth in the Advice.

III. Termination Option.

A. Tenant shall have the one time right to accelerate the Termination Date (“Termination Option”) of the Lease, with respect to the entire Premises only, from the Termination Date to December 31, 2010 (the “Early Termination Date”), if:

1. Tenant is not in default under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

2. no part of the Premises is sublet for a term extending past the Early Termination Date; and

3. the Lease has not been assigned; and

4. Landlord receives notice of termination (“Termination Notice”) not less than six (6) full calendar months prior to the Early Termination Date.

B. If Tenant exercises its Termination Option, Tenant, simultaneously with delivery of the Termination Notice shall pay to Landlord an amount equal to the unamortized portion of any concessions (including six (6) months of free Base Rent and Tenant’s Pro Rata Share of Basic Costs), commissions, allowances and other expenses incurred by Landlord in connection with all space leased by Tenant that is subject to acceleration hereunder (the “Termination Fee”). Tenant shall remain liable for all Base Rental, Basic Costs and other sums due under the Lease up to and including the Early Termination Date even though billings for such may occur subsequent to the Early Termination Date. The “unamortized portion” of any of the foregoing shall be determined using an interest rate of 10% per annum.

C. If Tenant, subsequent to providing Landlord with a Termination Notice, defaults in any of the provisions of this Lease (including, without limitation, a failure to pay the Acceleration Fee due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rental, Basic Costs and other sums due under the Lease up to and including the Early Termination Date even though billings for such may occur subsequent to the Early Termination Date.

D. As of the date Tenant provides Landlord with a Termination Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

IV. Renewal Option.

A. Provided that no event of default exists and no condition exists which with the passage of time or the giving of notice or both would constitute an event of default pursuant to this Lease and provided that Tenant has continuously occupied the Premises for the Permitted Use during the Lease Term, Tenant (but not any assignee or sublessee) shall have the right and option (the “Renewal Option”) to renew this Lease, by written notice delivered to Landlord no later than nine (9) months prior to the expiration of the initial Lease Term and no earlier than eighteen (18) months prior to the expiration of the initial Lease Term for one (1) additional term (the “Renewal Term”) of sixty (60) months under the same terms, conditions and covenants contained in the Lease, except that (a) no abatements or other concessions, if any, applicable to the initial Lease Term shall apply to the Renewal Term; (b) the Base Rent shall be equal to the market rate for comparable space located in the Building as of the end of the initial Lease Term as determined by Landlord; (c) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (d) all leasehold improvements within the Premises shall be provided in their then existing condition (on an “As Is” basis) at the time the Renewal Term commences.

B. Failure by Tenant to notify Landlord in writing of Tenant’s election to exercise the Renewal Option herein granted within the time limits set forth for such exercise shall constitute a waiver of such Renewal Option. In the event Tenant elects to exercise the Renewal Option as set forth above, Landlord shall, within thirty (30) days thereafter, notify Tenant in writing of the proposed rental for the applicable Renewal Term (the “Proposed Renewal Rental”). Tenant shall within thirty (30) days following delivery of the Proposed Renewal Rental by Landlord notify Landlord in writing of the acceptance or rejection of the Proposed Renewal Rental. If Tenant accepts Landlord’s proposal, then the Proposed Renewal Rental shall be the rental rate in effect during the Renewal Term.

C. Failure of Tenant to respond in writing during the aforementioned thirty (30) day period shall be deemed an acceptance by Tenant of the Proposed Renewal Rental. Should Tenant reject Landlord’s Proposed Renewal Rental during such thirty (30) day period, then Landlord and Tenant agree that the Base Rent for the Renewal Term shall be determined by arbitration as provided below and that the Base Rent for the Renewal Term shall be equal to the Prevailing Market Rental for space comparable to the Premises in the Sugar Land, Texas area as of the date of commencement of the Renewal Term, but in no case less than the Base Rent rate at the expiration of the initial Lease Term. The term “Prevailing Market Rental” shall mean the base annual rental for such comparable space, taking into account any additional rental and all other monetary payments and escalations payable hereunder and by tenants under leases of such comparable space, and any tenant improvements and other concessions granted to Tenant and tenants under leases of such comparable space.

Until the determination of the Base Rent for the Renewal Term is determined as provided below, Tenant’s monthly payments of Base Rent shall be in an amount equal to the Base Rent payable during the month immediately preceding the commencement of the Renewal Tenn. Within ten (10) business days following the determination of the Base Rent rate for the Renewal Term by the parties or the decision of the brokers, as applicable, Tenant shall pay to Landlord the amount of any deficiency in the Base Rent theretofore paid. Notwithstanding anything to the contrary set forth in this Section, in no event shall the Base Rent for any Renewal Term be less than the effective Base Rent payable for the month immediately preceding the commencement of the Renewal Term. Tenant shall in any event pay all applicable additional charges with respect to the Premises, in the manner and at the times provided in this Lease, effective upon the commencement of the Renewal Term, and notwithstanding any dispute regarding the Base Rent for the Renewal Term. Any disagreement regarding the Prevailing Market Rental as defined in this Section shall be resolved as follows:

(i) Within twenty (20) days after Tenant’s response to Landlord’s notice to Tenant of the Proposed Renewal Rental rejecting Landlord’s proposal, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to resolve any such disagreement.

(ii) If, within the twenty (20) day consultation period described in (i) above, Landlord and Tenant cannot reach an agreement as to the Prevailing Market Rental, they shall each select one broker to determine the Prevailing Market Rental. Each such broker shall arrive at a determination of the Prevailing Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the twenty (20) day consultation period.

(iii) If only one determination is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rental. If both determinations are submitted within such time period and such determinations differ, then the two brokers shall immediately select a third broker and submit their determinations to such third broker. Such third broker shall, within thirty (30) days after his or her selection, determine in writing which determination of the Prevailing Market Rate is correct or closest to being correct, and such determination shall be the Prevailing Market Rate. The determination of such third broker shall be conclusive and binding on the parties.

(iv) All brokers specified pursuant to this Section shall be real estate brokers licensed and in good standing with the State of Texas not less than ten (10) years experience in commercial property leasing for similar properties as the Building in the Sugar Land area. Each party shall pay the cost of the broker selected by such party and one-half of the cost of the third broker plus one-half of any other costs incurred in resolving the disagreement pursuant to this Section.

D. Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth herein, the Lease shall be extended for the period of the Renewal Term without the necessity of the execution of any further instrument or document, although if requested by either party, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease in accordance with the provisions hereof. The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee.

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